Exhibit 4.3

Execution Copy

STOCKHOLDERS’ AGREEMENT
OF
FOX FACTORY HOLDING CORP.

THIS STOCKHOLDERS’ AGREEMENT (the “Agreement”) is made as of January 4, 2008, by and among Fox Factory Holding Corp., a Delaware corporation (the “Company”), Compass Group Diversified Holdings LLC, a Delaware limited liability company (“CODI” and, together with its successors and assigns, the “Majority Stockholder”), Madison Capital Funding LLC, a Delaware limited liability company (“Madison”), Robert C. Fox, Jr., an individual (“Fox”), each of the other stockholders listed on the signature page hereto, and any Additional Holders (as defined herein) from time to time a party hereto.

RECITALS

WHEREAS, the Majority Stockholder, Madison, Fox and the other stockholders listed on the signature page hereto currently own beneficially and of record all of the outstanding Shares (as defined herein) of the Company;

WHEREAS, 71,556 shares of the Company’s Common Stock have been reserved for issuance to one or more employees or directors of the Company or its subsidiary (“Optionees”) under that certain 2008 Stock Option Plan of the Company dated as of January 4, 2008 (as may be amended, restated or otherwise modified from time to time, the “Company Option Plan”), and it is contemplated that shares of the Company’s Common Stock will from time to time be issued to Optionees, upon effective exercise of such stock options, each of whom will own such shares of Common Stock beneficially and of record; and

WHEREAS, the Stockholders and the Company desire to set forth certain rights, preferences, privileges, obligations and restrictions accorded to and imposed on some or all of the Stockholders;

NOW, THEREFORE, in consideration of the forgoing recitals and the mutual promises herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.    Definitions. Whenever used in this Agreement, the following terms shall have the following respective meanings:

1.1    “Additional Holder” and “Additional Holders” mean any additional Stockholder or Stockholders, as the case may be, who from time to time become party to this Agreement by signing an Additional Holder Signature Page or who receive Shares pursuant to a Transfer permitted hereunder;

1.2    “Additional Holder Signature Page” means an Additional Holder signature page in the form attached hereto as Exhibit A.

1.3    “Affiliate” of any particular Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such particular Person.

1.4    “Agreement” has the meaning set forth in the first paragraph hereto.

1.5    “Call Option Notice” has the meaning set forth in Section 2.5(b).

1.6    “Call Option Right” has the meaning set forth in Section 2.5(a).

1.7    “Cause” shall mean, with respect to any Restricted Stockholder that is an employee of the Company, (i) the meaning specified in the employment agreement between such Restricted Stockholder and the Company, or (ii) if there is no such employment agreement (or if no such meaning is specified therein), the occurrence of one or more of the following by such Restricted Stockholder: (A) willful or grossly negligent violation of any law which causes material injury to the business of the Company or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense, (B) conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute, (C) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company and its subsidiaries, (D) willful violation of the Restricted Stockholder’s fiduciary duties to the Company, including the duty of loyalty and the corporate opportunity doctrine, (E) commission of, or the indictment or conviction for, any act of fraud, dishonesty, misappropriation or embezzlement, any felony or any other violation of law that causes material injury to the business of the Company, or (F) refusal or failure to comply with the Company’s reasonable orders or directives (including refusal or failure to perform, other than as a result of death or disability, assigned duties or responsibilities that are consistent with normal business practices) or the Company’s reasonable rules, regulations, policies, procedures or practices that are not inconsistent with applicable law, which continues uncured for 15 days following written notice thereof from the Company to the Restricted Stockholder.

1.8    “CODI” has the meaning set forth in the first paragraph hereto.

1.9    “Competing Concern” has the meaning set forth in Section 4.1(a).

1.10    “Common Stock” means the Company’s common stock, par value $0.01 per share.

1.11    “Company” has the meaning set forth in the first paragraph hereto.

1.12    “Control” (including the terms “controls,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

1.13    “Disposition Notice” has the meaning set forth in Section 2.4(a).

1.14    “Drag Along Stockholder” has the meaning set forth in Section 2.4(b).

1.15    “Drag Along Right” has the meaning set forth in Section 2.4(b).

1.16    “Excluded Issuances” has the meaning set forth in Section 2.7(c).

1.17    “Exempt Transfers” has the meaning set forth in Section 2.3.

1.18    “Family Members” has the meaning set forth in Section 2.3.

1.19    “Fox” has the meaning set forth in the first paragraph hereto.

1.20    “Good Reason” shall mean, with respect to any Restricted Stockholder that is an employee of the Company, (i) the meaning (including any time, notice and/or cure periods) specified in the employment agreement between such Restricted Stockholder and the Company, or (ii) if there is no such employment agreement (or if no such meaning is specified therein), such Restricted Stockholder’s resignation from employment with the Company at any time within ninety (90) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (A) a reduction in the Restricted Stockholder’s base salary (excluding bonuses and all other compensation) below the amount on the date hereof (other than a substantially similar reduction applicable to all Restricted Stockholders that are employees of the Company), or (B) the Company requiring, without the Restricted Stockholder’s consent, that the Restricted Stockholder relocate his or her principal place of business outside a 30-mile radius from the Company’s current location at 130 Hangar Way, Watsonville, California or such other location as consented to by the Restricted Stockholder. Under this Agreement, the Restricted Stockholder will not be able to resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

1.21    “Institutional Investor” means Madison and each of its permitted successors and assigns.

1.22    “Lender” has the meaning set forth in Section 2.4(a).

1.23    “Majority Stockholder” has the meaning set forth in the first paragraph hereto.

1.24    “Offer Notice” has the meaning set forth in Section 2.7(a).

1.25    “Optionees” has the meaning set forth in the Recitals hereto.

1.26    “Person” means an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

1.27    “Permitted Trust Holder” has the meaning set forth in Section 2.3.

1.28    “Pledge” has the meaning set forth in Section 2.4(a).

1.29    “Proposed Purchaser” has the meaning set forth in Section 2.7(a).

1.30    “Proposed Sale” has the meaning set forth in Section 2.4(a).

1.31    “Restricted Period” means, with respect to any Restricted Stockholder (other than an Institutional Investor), the period of time commencing on the date hereof and ending on the date that is one year after the final disposition of all of such Restricted Stockholder’s Shares.

1.32    “Restricted Stockholder” means each Stockholder other than the Majority Stockholder.

1.33    “Securities” has the meaning set forth in Section 2.7(a).

1.34    “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, all as the same shall be in effect from time to time.

1.35    “Shares” means the issued and outstanding shares of Common Stock and any other series or class of capital stock of the Company which may from time to time come into existence.

1.36    “Stockholder” means any Person who owns Shares which were not acquired in violation of this Agreement.

1.37    “Tag Along Notice” has the meaning set forth in Section 2.4(c).

1.38    “Tag Along Right” has the meaning set forth in Section 2.4(c).

1.39    “Tag Along Stockholder” has the meaning set forth in Section 2.4(c).

1.40    “Third Party Purchaser” has the meaning set forth in Section 2.4(b).

1.41    “Transfer” has the meaning set forth in Section 2.2.

Section 2.    Shares Subject to Agreement; Restrictions; Rights.

2.1    Shares Subject to Agreement. All Shares, whether currently outstanding or hereafter issued, shall be subject to this Agreement and to all the rights, privileges, preferences, obligations and restrictions hereof.

2.2    No Transfers. Except as permitted pursuant to Section 2.3 or as required under Section 2.4 or Section 2.5, no Restricted Stockholder shall sell, assign, convey, transfer, encumber or in any other manner dispose of (each, a “Transfer”) any or all of the Shares held or owned by him, her or it without the prior written consent of the Majority Stockholder, which consent may be withheld in the Majority Stockholder’s absolute discretion. Any Transfer of the Shares in violation of this Agreement is void ab initio.

2.3    Exempt Transfers. Notwithstanding anything to the contrary in Section 2.2, a Restricted Stockholder (other than any Restricted Stockholder who received Shares from another Restricted Stockholder pursuant to a transfer of such Shares that was in violation of this Agreement) may, upon prior written notice to the Majority Stockholder, make an Exempt Transfer. The following transfers by such Restricted Stockholder shall constitute “Exempt Transfers” as that term is used in this Agreement: (i) Transfers, whether inter vivos or by testate or intestate succession, to such Restricted Stockholder’s spouse or any one or more lineal ancestors, lineal descendants or siblings (whether by birth, adoption or marriage) of a Restricted Stockholder (collectively, “Family Members”), to any trust established for the benefit of such Restricted Stockholder and/or any Family Members of such Restricted Stockholder (each a “Permitted Trust Holder”); (ii) Transfers from any Permitted Trust Holder established by or for the benefit of such Restricted Stockholder to such Restricted Stockholder and/or the Family Members of such Restricted Stockholder; and (iii) Transfers by Madison to the New York Life Insurance Company or any of its majority owned subsidiaries, provided that Madison shall provide the Company with written notice of such Transfer within 60 days of the Transfer. The Shares Transferred to any such permitted transferee enumerated in clauses (i), (ii) and (iii) of the preceding sentence shall remain subject to the provisions of this Agreement and such permitted transferee shall become a Restricted Stockholder for purposes of this Agreement. Every such transferee shall observe and comply with this Agreement and with all obligations and restrictions imposed hereby and shall, promptly upon the request of the Majority Stockholder, execute an Additional Holder Signature Page.

2.4    Drag Along/Tag Along Rights. The Majority Stockholder shall be permitted to Transfer any or all of the Shares held or owned by it, subject, however, in the case of Transfers for value, to the following restrictions:

(a) Disposition Notice. If the Majority Stockholder proposes at any time to Transfer for value, whether in a single transaction or in a series of related transactions to one or more purchasers, including any redemption or repurchase of its Shares by the Company, (i) in the context of Section 2.4(b), substantially all of its Shares, or (ii) in the context of Section 2.4(c), but subject to the last sentence of this subsection (a), more than 5% of the then outstanding Shares (determined by dividing the number of Shares subject to the Transfer by the total number of Shares outstanding (on a fully diluted basis) for all classes and series of capital stock) of the Company (each a “Proposed Sale”) to any Person, the Majority Stockholder shall send written notice (the “Disposition Notice”) to the other Stockholders specifying the identity and address of such Person, the number of Shares proposed to be sold, the proposed per Share sale price, the form of consideration to be paid, any other material terms and conditions of the Proposed Sale and, for bona fide sales subject to Section 2.4(b), below, if the Majority Stockholder is thereby exercising its Section 2.4(b) Drag Along Rights, notice of such exercise and the number of Shares of such Stockholder subject to the Drag Along Rights. Clause (ii) of this subsection (a) and the provisions of Section 2.4(c) shall not apply to: (A) a Transfer by the Majority Stockholder to any Person, if the Majority Stockholder or any of its Affiliates Controls the Person to whom such Shares are proposed to be Transferred; (B) the pledge of or grant of a security interest or other collateral right in or to, or otherwise encumbering (collectively, a “Pledge”), any or all Shares held by the Majority Stockholder to any third-party lender (“Lender”) as collateral security for any loans from the Lender to the Majority Stockholder; or (C) any Transfer to the Lender in connection with the Lender’s exercise of its enforcement rights and remedies in respect of a Pledge.

(b) Drag Along Rights. In the event that the Proposed Sale is a bona fide sale or other bona fide transfer for value of at least 50% of the Shares then held by the Majority Stockholder to a non-affiliated third party (a “Third Party Purchaser”), the Majority Stockholder shall have the right to require each of the other Stockholders to sell, and each of the other Stockholders hereby agrees to sell, an equal percentage (by number and by class and series of security, provided that all series of common stock shall be counted as one series for purposes of determining this percentage and such percentage shall be determined on a fully diluted basis) of his, her or its Shares (the “Drag Along Right”) to such Third Party Purchaser on the same terms and conditions, and at the same time as, the Proposed Sale. If the Majority Stockholder has by way of the Disposition Notice exercised its Drag Along Rights, then, promptly upon receipt of such Disposition Notice, each Stockholder (each a “Drag Along Stockholder”) shall deliver or cause to be delivered to the Majority Stockholder (or such other Person as may be agreed upon between the Majority Stockholder and each such Drag Along Stockholder) to be held by the Majority Stockholder (or such other agreed upon Person) in escrow for sale or return upon the terms of this Section 2.4, the certificate or certificates representing the Shares to be sold pursuant to this Section 2.4(b), duly endorsed or accompanied by executed stock powers, together with a limited power-of-attorney authorizing the Majority Stockholder to sell such Shares in accordance with the terms of this Section 2.4(b). To the fullest extent of the law, the Stockholders expressly waive any appraisal rights conferred under the Delaware General Corporation Law for any transaction with respect to which the Drag Along Right is validly exercised.

(c) Tag Along Rights. Upon receipt of any Disposition Notice, subject to Section 2.4(a), each of the Restricted Stockholders shall have the right to require (the “Tag Along Right”) that the same percentage (by number and by class and series of security, provided that all series of common stock shall be counted as one series for purposes of determining this percentage and such percentage shall be determined on a fully diluted basis) of his, her or its Shares, as is determined by dividing the number of Shares being sold by the Majority Stockholder by the total number of Shares held by the Majority Stockholder, be sold as part of, and upon the same terms and conditions as, the Proposed Sale. The Tag Along Right shall be exercised by written notice (the “Tag Along Notice”) from the exercising Restricted Stockholder (each a “Tag Along Stockholder”) to the Majority Stockholder. The Tag Along Notice shall only be deemed effective if received by the Majority Stockholder on or before the 30th day after the Disposition Notice was received by such Tag Along Stockholder. Promptly upon giving the Tag Along Notice, each Tag Along Stockholder shall deliver to or as directed by the Majority Stockholder the certificate or certificates representing his Shares of such Tag Along Stockholder to be sold as part of the Proposed Sale, duly endorsed or accompanied by executed stock powers, together with a limited power-of-attorney authorizing the Majority Stockholder to sell such Shares in accordance with the terms of this Section 2.4, which certificate or certificates shall be held in escrow for sale or return upon the terms of this Section 2.4.

(d) Promptly upon the consummation of any Proposed Sale, but in no event later than five days after such consummation, the Majority Stockholder shall deliver to each Drag Along Stockholder or Tag Along Stockholder, as the case may be, the total sale price of his, her or its Shares sold as part of the Proposed Sale (reduced by such Stockholder’s proportionate share, based on number of Shares sold, of any escrow established in connection with such Proposed Sale and after deduction of his, her or its proportionate share, based on number of Shares sold, of the reasonable out-of-pocket expenses associated with such Proposed Sale), together with evidence of the expenses associated with, and the completion and time of completion of, such Proposed Sale.

(e) Notwithstanding anything herein to the contrary, the Majority Stockholder shall have 90 days from the date of receipt of any Disposition Notice during which to consummate the Proposed Sale to which such Disposition Notice relates. If, at the end of such 90 day period, the Majority Stockholder has not consummated the Proposed Sale, all certificates representing Shares delivered by either a Drag Along Stockholder or Tag Along Stockholder, as the case may be, to the Majority Stockholder for sale or other disposition as part of such Proposed Sale shall be returned to such Drag Along Stockholder or Tag Along Stockholder, as the case may be, and the transaction contemplated by the Proposed Sale shall be deemed to be a new Proposed Sale and shall again be subject to the provisions of this Section 2.4.

(f) Limitations.

(i) Notwithstanding anything herein to the contrary, in the event that all of the Stockholders are required to provide indemnities in connection with the Proposed Sale, no Restricted Stockholder shall be liable for more than such Person’s pro rata share (based upon the amount consideration received in exchange for its Shares) of any liability for indemnity, and such liability shall not exceed (A) the total purchase price or consideration received by such Stockholder for such Person’s Shares in the Proposed Sale (including any contingent payments) plus (B) such Stockholder’s pro rata share of any escrow established in connection with any such Proposed Sale.

(ii) Notwithstanding anything to the contrary, each Institutional Investor and each Restricted Stockholder who has not been an employee of the Company or its subsidiaries at any time during the one year prior to the closing of the Proposed Sale (each such Stockholder a passive investor) shall only be obligated to make representations and warranties in any such Proposed Sale as to such Person’s (A) title and ownership of the Shares to be sold by such Person, including the absence of liens or encumbrances on such Shares, (B) authorization, execution and delivery of the relevant documents by such Person, and (C) the enforceability of the relevant documents against such Person.

2.5    Call Option Right.

(a) Call Option Right—Voluntary Termination Without Sufficient Notice. If any Restricted Stockholder (other than an Institutional Investor) voluntarily terminates his or her employment or board or other services with the Company or any of its subsidiaries on less than 90 days’ prior written notice without the Majority Stockholder’s waiver of receipt of such notice (other than in the case of termination due to (i) death or permanent disability, or (ii) a voluntary termination precipitated by the diagnosis of a life threatening illness or the death of an immediate family member, including, but not limited to, a spouse, child, parent or sibling, of the Restricted Stockholder), then, the parties hereto agree that the Company shall have the right (“Call Option Right”), but not the obligation, to purchase for cash any or all Shares held by such Restricted Stockholder that were first issued, on or after the date that is 180 days prior to the effective date of termination of employment by such Restricted Stockholder, to such Restricted Stockholder pursuant to the exercise of an option granted under the Company’s 2008 Stock Option Plan. The purchase price per Share for all such Shares, if any, shall be equal to the option exercise price previously paid by such Restricted Stockholder for such Shares. A termination of employment by the Company without Cause or by the Restricted Stockholder for Good Reason shall not constitute a voluntary termination under this Section 2.5 nor require the aforementioned 90 days’ prior written notice; provided that this sentence is not intended to, nor does it, modify the definition of Good Reason and any notice requirements set forth in such definition.

(b) Exercise of Call Option Rights. The Company’s Call Option Rights shall be exercisable for the period commencing on receipt of notice by the Majority Stockholder from the Company of the applicable Restricted Stockholder’s termination of employment until the date that is 90 days after the effective date of such termination, which option shall be exercisable by a written notice (the “Call Option Notice”) to such Restricted Stockholder no later than the expiration of such 90-day period and shall be revocable by the Company at any time prior to consummation of such purchase.

(c) Mechanics for Call Option Right. The Company and the applicable Restricted Stockholder shall comply with the Call Option Right as follows:

(i) promptly upon (and in no event later than five business days after) timely receipt of a Call Option Notice, such Restricted Stockholder shall deliver, or cause to be delivered, to the principal office of the Company the certificate(s) representing the Shares so purchased, duly endorsed to (or accompanied by a signed stock power sufficient to transfer title thereof to) the Company; and

(ii) promptly upon (and in no event later than five business days after) receipt of such certificate(s), the Company shall pay the purchase price for the Shares represented thereby to such Restricted Stockholder, by Company check mailed to such Restricted Stockholder at such address as shall be specified in writing by such Restricted Stockholder (or, absent such specification, to such Restricted Stockholder’s address of record as on file with the Company).

2.6    Expiration of Restrictions. All restrictions imposed pursuant to this Section 2 shall terminate:

(a) at any time upon the written agreement of the Company and all the Stockholders then party to this Agreement as it may be amended or revised from time to time;

(b) immediately upon the dissolution of the Company or the bankruptcy or insolvency of the Company;

(c) immediately upon the Company becoming subject, pursuant to an effective registration statement or otherwise, to the reporting requirements of the Securities Exchange Act of 1934, as amended; provided that any such registration statement covers the offer and sale of

Shares of which the aggregate net proceeds attributable to sales for the account of the Company exceed $50,000,000; provided, further, that, in connection with a public offering pursuant to any such registration statement, the Stockholders shall be required to enter into customary lock-up agreements in such form as is generally required from company insiders by the lead underwriter in such offering; or

(d) upon the acquisition by merger of the Company by an existing publicly traded company; provided that the Stockholders receive cash or publicly-tradeable securities in exchange for their Shares pursuant to such acquisition.

2.7    Pre-Emptive Rights.

(a) Rights to Purchase Additional Securities. So long as the restrictions imposed by Section 2 apply to the Restricted Stockholders and have not terminated pursuant to Section 2.6, except for Excluded Issuances (as defined in Section 2.7(c) below), if the Company authorizes the issuance to any Person (the “Proposed Purchaser”) of any of its Shares or other equity securities, debt securities containing equity features or other securities or other rights convertible into or containing options or rights to acquire any such debt or equity securities (collectively, “Securities”), the Company shall, within 30 days of such authorization, offer to sell by written notice (the “Offer Notice”) to each holder of record of Shares on the date of such authorization a portion of such Securities equal to the number of Securities to be so issued multiplied by the quotient determined by dividing (A) the number of Shares held by such Stockholder by (B) the number of Shares then outstanding (calculated assuming that all convertible securities shall be converted into Shares, to the extent then exercisable, immediately prior to such issuance). The Offer Notice shall describe the terms of the offering (which shall be identical to the terms of the issuance to the Proposed Purchaser), including, without limitation, the Securities offered and the price and other terms of sale, and shall set forth in reasonable detail the payment terms and such Stockholder’s percentage allotment.

(b) Notice of Acceptance. In order to exercise such Stockholder’s preemptive rights hereunder, each Stockholder must deliver a written notice to the Company within 10 days of receipt of the Offer Notice, describing such Stockholder’s election to purchase the Securities. If a Stockholder fails to timely exercise such holder’s rights pursuant to this Section, the Company shall be entitled to sell such Securities which any Stockholder has not elected to purchase to the Proposed Purchaser following such expiration on terms and conditions no more favorable to the Proposed Purchaser thereof than those offered to the Stockholders.

(c) Excluded Issuances. “Excluded Issuances” means any Shares or any security exercisable, convertible or exchangeable for Shares that may be issued or sold (i) pursuant to stock options or restricted stock or similar arrangements issued or provided to managers, consultants, directors and/or key employees of the Company (up to 25% of the Company’s total outstanding share capital (on a fully diluted basis)), (ii) other than for cash or cash equivalents as part of an arms’ length transaction in which the Company is acquiring control of an unaffiliated third-party from a person to whom such Shares are issued, (iii) pursuant to a public offering of the Company’s securities, or (iv) to a Person lending money to the Company (but no more than a cumulative aggregate of 10% of the Company’s total outstanding share capital (on a fully diluted basis)).

Section 3.    Legend on Certificates. Each certificate representing Shares shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend (in addition to any legends as may be required pursuant to applicable state securities laws) substantially similar to the following:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED BY A HOLDER UNLESS AND UNTIL THE SECURITIES ARE REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND, IF REQUIRED BY THE COMPANY, THE HOLDER HAS DELIVERED TO THE COMPANY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ALL RIGHTS HEREIN ARE SUBJECT TO AND TRANSFERABLE (INCLUDING WITHOUT LIMITATION BY WAY OF PLEDGE OR OTHER GRANT OF A SECURITY INTEREST THEREIN) ONLY IN ACCORDANCE WITH THE PROVISIONS OF THAT CERTAIN STOCKHOLDERS’ AGREEMENT, DATED AS OF JANUARY 4, 2008 AMONG THE COMPANY’S STOCKHOLDERS AND THE COMPANY. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, IS ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY SALE, PLEDGE, GIFT, BEQUEST, TRANSFER, ASSIGNMENT, ENCUMBRANCE OR OTHER DISPOSITION OF THIS CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY IN VIOLATION OF SAID STOCKHOLDERS’ AGREEMENT SHALL BE INVALID.

Section 4.    Covenant Not To Compete.

4.1    Each Restricted Stockholder (other than an Institutional Investor) acknowledges the importance of protecting the business and goodwill of the Company and agrees and covenants that such Restricted Stockholder (other than an Institutional Investor), during the Restricted Period shall not, without the prior written consent of the Board of Directors of the Company (which may be withheld solely in the discretion of the Board of Directors):

(a) directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a stockholder, member, manager, director, officer, employee, partner, consultant with, any for profit business, firm, entity or organization, which competes with the Company and its subsidiaries in any business engaged in by the Company and/or its subsidiaries on the date of final disposition of all of such Restricted Stockholder’s Shares anywhere in the world; provided, however, the forgoing shall not prohibit such Restricted Stockholder from beneficially owning up to 5% of the outstanding equity securities of a for profit business, firm, entity or organization the equity securities of which are publicly traded; provided further, however, the forgoing restriction on competition shall not apply to any such Restricted Stockholder (other than Fox, to whom the restriction shall apply) whose employment with the Company is terminated by the Company without Cause or is terminated by such Restricted Stockholder for Good Reason. Each such Restricted Stockholder expressly acknowledges and agrees that such restriction is reasonable with respect to subject matter and as to geographic area. Each such Restricted Stockholder expressly acknowledges and agrees that because the Company is likely to continue to conduct a like business during the Restricted Period, such restriction is reasonable as to time. The Stockholders agree and acknowledge that the exception for a Restricted Stockholder who is an employee of the Company (other than Fox, to whom the restriction shall apply) whose employment is terminated without Cause or for Good Reason is reasonable as the Company’s business and goodwill are not likely to be adversely affected by a Restricted Stockholder whose employment is terminated under such circumstances.

(b) directly or indirectly (i) solicit or induce, attempt to solicit or induce or assist any Person in soliciting or inducing any employee, of the Company or any subsidiary on the date of the final disposition of such Restricted Stockholder’s Shares, to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any such employee thereof, or (ii) solicit or induce or attempt to solicit or induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company or any subsidiary (including, without limitation, making any negative or disparaging statements or communications about the Company, its subsidiaries or affiliates, or the respective directors, officers, employees or stockholders thereof).

4.2    Whenever possible each provision and term of this Section 4 will be interpreted in a manner to be effective and valid but if any provision or term of this Section 4 is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 4. If any of the covenants set forth in this Section 4 are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area and shall be interpreted in such manner as to be effective and valid under applicable law, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against each such Restricted Stockholder.

Section 5.    Custody of Shares by Company. To facilitate the enforcement of the rights and obligations agreed to herein by the parties, including, without limitation, the Transfer restrictions and Drag-Along Rights, each Restricted Stockholder (other than an Institutional Investor) acknowledges such rights and obligations and agrees that the Company or its designee shall hold each such Restricted Stockholder’s Shares (other than an Institutional Investor) for the benefit of such Restricted Stockholder, subject to any rights granted to another party as permitted herein. Each Restricted Stockholder (other than an Institutional Investor) shall promptly deliver to the Company all stock certificates evidencing the Shares of such holder, together with a stock power for transfer of such Shares, executed in blank and in a form acceptable to the Company and its counsel. Subject to any rights granted to another party as permitted herein, so long as the Company shall hold the Shares on behalf of a Restricted Stockholder (other than an Institutional Investor), such Restricted Stockholder shall be entitled to exercise such holder’s right to vote such Shares and shall be entitled to receive any dividend (ordinary or extraordinary, whether paid in cash or property) or other distribution with respect to such Shares.

Section 6.    Miscellaneous.

6.1    Effectiveness of Transfers. No Shares shall be Transferred on the Company’s books and records, and Transfers of Shares shall be otherwise ineffective, unless any such transfer is made pursuant to and in accordance with the terms and conditions of this Agreement.

6.2    Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in person, by facsimile, electronic mail, cable, telecopy, telegram or telex (if being sent electronically, a written confirmation shall be required to be mailed to the receiving parties), by registered or certified mail (postage prepaid, return receipt requested), or by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Fox Factory Holding Corp. 24422 Avenida de la Carlota, Suite 370 Laguna Hills, California 92653 Attn: Elias J. Sabo Facsimile No.: (949) 420-0771

Majority Stockholder:	Compass Group Diversified Holdings LLC 61 Wilton Road, 2nd Floor Westport, Connecticut 06880 Attn: Chief Executive Officer Facsimile No.: (203) 221-8253

with copies to:	Squire, Sanders & Dempsey L.L.P. 221 East Fourth Street, Suite 2900 Cincinnati, Ohio 45202 Attention: Stephen C. Mahon Facsimile No.: (513) 361-1201

The other Stockholders listed on the signature page hereto:	As applicable, to the address of each such Stockholder set forth on the signature page hereto.

Any Additional Holders:	As applicable, to the address of each Additional Holder set forth on the Additional Holder Signature Page.

6.3    Specific Performance. Due to the fact that the Shares cannot be readily purchased or sold in the open market, and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of any of the terms, covenants and conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance in accordance with the provisions hereof.

6.4    Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.5    Amendments. This Agreement may be amended, in whole or in part, only by the affirmative vote or written consent of (i) the Company, with approval of the Board, (ii) Stockholders holding more than 50% of the voting power of all issued and outstanding Shares, (iii) for so long as the Majority Stockholder or any Affiliate thereof is a Stockholder, the Majority Stockholder, and (iv) for so long as Madison is a Stockholder and the amendment modifies Sections 2.3, 2.4, 2.6, 2.7 and 6.5, Madison; provided, however, that in any case, if any amendment to this Agreement materially adversely affects the rights of the Restricted Stockholders, then the prior written consent of a majority of the Shares held by such Restricted Stockholders shall be required to approve such amendment.

6.6    Waiver. Any party may waive compliance by any other with any of the covenants or conditions herein, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

6.7    Successors; Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Majority Stockholder, its successors and permitted assigns, and the Restricted Stockholders, their heirs, personal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall be construed as granting any Stockholder the right to transfer his, her or its Shares except as expressly provided in this Agreement.

6.8    Section Headings. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.9    Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

6.10    Interpretations. When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

6.11    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Any party may execute this Agreement by electronic signature (including facsimile or scanned email), and the other parties will be entitled to rely on such signature as conclusive evidence that this Agreement has been duly executed by such party.

6.12    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law of such State.

6.13    No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of the Majority Stockholder, any of its Affiliates or any other lender in their capacity as lenders to the Company or any of its Affiliates or Subsidiaries pursuant to any agreement under which the Company or such Affiliate or Subsidiary has borrowed money. Without limiting the generality of the foregoing, neither the Majority Stockholder nor any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have any duty to consider (a) its status as a direct or indirect Stockholder of the Company, (b) the interests of the Company or any of its Subsidiaries or (c) any duty it may have to any other direct or indirect Stockholder of the Company, except as may be required under the applicable loan documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”

FOX FACTORY HOLDING CORP.

By:	/s/ Patrick Maciariello
Name:	Patrick Maciariello
Title:	Vice President

“MAJORITY STOCKHOLDER”

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ James J. Bottiglieri
Name:	James J. Bottiglieri
Title:	Chief Financial Officer

“MADISON”

MADISON CAPITAL FUNDING LLC

By:	/s/ Craig H. Lacy
Name:	Craig H. Lacy
Title:	Managing Director

Address for notices:

30 South Wacker Drive, Suite 3700
Chicago, Illinois 60606
Attn: Fox Factory Account Manager
Facsimile No: (312) 596-6950

with a copy to:

Goldberg Kohn
55 East Monroe, Suite 3700
Chicago, Illinois 60603
Attn: Michael C. Hainen
Facsimile No.: (312) 863-7490

[Signature Page to Stockholders’ Agreement—Company,
Majority Stockholder and Madison]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“FOX” AND OTHER STOCKHOLDERS:

/s/ Robert C. Fox, Jr.	/s/ Robert Kaswen
Name: Robert C. Fox, Jr.	Name: Robert Kaswen

/s/ John Marking	/s/ Mario Galasso
Name: John Marking	Name: Mario Galasso

/s/ Elizabeth Fox	/s/ Wes Allinger
Name: Elizabeth Fox	Name: Wes Allinger

/s/ David Haugen	/s/ Christoph Ritzler
Name: David Haugen	Name: Christoph Ritzler

/s/ Kevan Chu	/s/ Bill Becker
Name: Kevan Chu	Name: Bill Becker

[Signature Page to Stockholders’ Agreement—Fox and Other Stockholders]

EXHIBIT A

ADDITIONAL HOLDER SIGNATURE PAGE

The undersigned, desiring to become a stockholder of Fox Factory Holding Corp., a Delaware corporation (the “Company”), and treated as a Restricted Stockholder, hereby agrees to all of the terms of that certain Stockholders’ Agreement dated as of January 4, 2008 among the Company and its stockholders, and agrees to be bound by the terms and provisions thereof.

Executed by the undersigned as a Stockholder of the Company.

Number of Shares:                      shares of Common Stock

RESTRICTED STOCKHOLDER:

By:

Name:
Print

Tax ID No.:

Address:

Date:

AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made as of June 25, 2013, by and among Fox Factory Holding Corp., a Delaware corporation (the “Company”), Compass Group Diversified Holdings LLC, a Delaware limited liability company (“CODI”), and Madison Capital Funding Co-Investment Fund LP, as assignee of Madison Capital Funding LLC, a Delaware limited liability company (“Madison”). Capitalized terms used and not otherwise defined herein shall have their respective meanings as set forth in that certain Stockholders’ Agreement, dated as of January 4, 2008, by and among the Company, CODI, Madison, Robert C. Fox, Jr., each of the other stockholders listed on the signature pages thereto and any Additional Holders (the “Agreement”).

RECITALS

WHEREAS, the Company, CODI, Madison and certain other stockholders of the Company are parties to the Agreement;

WHEREAS, Section 6.5 of the Agreement provides that the Agreement may be amended, in whole in part, only by the affirmative vote or written consent of (i) the Company, with approval of the Board, (ii) Stockholders holding more than 50% of the voting power of all issued and outstanding Shares, (iii) for so long as the Majority Stockholder or any Affiliate thereof is a Stockholder, the Majority Stockholder, and (iv) for so long as Madison is a Stockholder and the amendment modifies Sections 2.3, 2.4, 2.6, 2.7 or 6.5, Madison;

WHEREAS, the Board has approved this Amendment;

WHEREAS, CODI and Madison hold more than 50% of the voting power of all issued and outstanding Shares;

WHEREAS, CODI is the Majority Stockholder and is a Stockholder;

WHEREAS, Madison is a Stockholder; and

WHEREAS, the Company, CODI and Madison desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Amendment. The Agreement is hereby amended as follows:

(a)	Section 2.6(c) of the Agreement, which sets forth certain circumstances under which the restrictions in Section 2 of the Agreement terminate, is amended and restated in its entirety to read as follows:

“(c) immediately upon the Company becoming subject, in connection with an effective Securities Act registration statement or otherwise, to the reporting requirements of the Securities Exchange Act of 1934, as amended; provided that if the Company becomes subject to such reporting requirements in connection with an effective Securities Act registration statement, such Securities Act registration statement covers the offer and sale of Shares of which the aggregate net proceeds attributable to sales for the account of the Company exceed $20,000,000, and in connection with a public offering pursuant to any such Securities Act registration statement, the Stockholders shall, to the extent requested by the Company, enter into customary lock-up agreements in such form as is generally required from company insiders by the lead underwriter in such offering; or”

(b)	In order to exclude from preemptive rights the exchange of non-voting common stock for voting common stock, a new clause (v) is hereby added to the definition of “Excluded Issuances” in Section 2.7(c) of the Agreement as follows:

“or (v) pursuant to an exchange of shares of non-voting Common Stock for shares of voting Common Stock.”

(c)	In order to terminate the entire Agreement immediately upon the Company becoming subject, in connection with an effective Securities Act registration statement or otherwise, to the reporting requirements of the Securities Exchange Act of 1934, as amended, a new Section 6.14 is hereby added to the Agreement as follows:

“6.14    Termination. Upon the termination of the restrictions imposed by Section 2 of this Agreement pursuant to Section 2.6(c) of this Agreement, this Agreement shall terminate in its entirety.”

2.	Ratification; Continuing Effectiveness. Except as expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be deemed an amendment to the Agreement and shall become effective when executed and delivered by the Company, CODI and Madison, as provided under Section 6.5 of the Agreement. Upon the effectiveness of this Amendment, all references in the Stockholders Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Agreement, as modified by this Amendment.

3.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law of such State.

4.	Successors; Assigns. Except as otherwise expressly provided herein, this Amendment shall be binding upon and inure to the benefit of the Majority Stockholder, its successors and permitted assigns, and the Restricted Stockholders, their heirs, personal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall be construed as granting any Stockholder the right to transfer his, her or its Shares except as expressly provided in this Amendment or the Agreement.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Any party may execute this Amendment by electronic signature (including facsimile or scanned email), and the other parties will be entitled to rely on such signature as conclusive evidence that this Amendment has been duly executed by such party.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT as of the date first above written.

FOX FACTORY HOLDING CORP.

By:	/s/ Zvi Glasman
Name:	Zvi Glasman
Title:	Chief Financial Officer

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ James J. Bottiglieri
Name:	James J. Bottiglieri
Title:	Chief Financial Officer

MADISON CAPITAL FUNDING CO-INVESTMENT FUND LP
By:	MCF CO-INVESTMENT GP LP, its general partner
By:	MCF CO-INVESTMENT GP LLC, its general partner
By:	MADISON CAPITAL FUNDING LLC, its member

By:	/s/ Kevin C. Bolash
Name:	Kevin C. Bolash
Title:	Senior Vice President

[Signature Page to Amendment No. 1 to Stockholders’ Agreement]

CONSENT TO AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT

This Consent to Amendment No. 1 to Stockholders’ Agreement (this “Consent”) is executed as of June 24, 2013, by Robert C. Fox, Jr. Capitalized terms used and not otherwise defined herein shall have their respective meanings as set forth in that certain Stockholders’ Agreement, dated as of January 4, 2008, by and among Fox Factory Holding Corp., a Delaware corporation (the “Company”), Compass Group Diversified Holdings LLC, a Delaware limited liability company (“CODI”), Madison Capital Funding Co-Investment Fund LP, as assignee of Madison Capital Funding LLC, a Delaware limited liability company (“Madison”) and Robert C. Fox, Jr., each of the other stockholders listed on the signature pages thereto and any Additional Holders (the “Agreement”).

RECITALS

WHEREAS, the Company, CODI, Madison, Robert C. Fox, Jr. and certain other stockholders of the Company are parties to the Agreement;

WHEREAS, Section 6.5 of the Agreement provides that the Agreement may be amended, in whole in part, only by the affirmative vote or written consent of (i) the Company, with approval of the Board, (ii) Stockholders holding more than 50% of the voting power of all issued and outstanding Shares, (iii) for so long as the Majority Stockholder or any Affiliate thereof is a Stockholder, the Majority Stockholder, and (iv) for so long as Madison is a Stockholder and the amendment modifies Sections 2.3, 2.4, 2.6, 2.7 or 6.5, Madison; provided, however, that in any case, if any amendment to this Agreement materially adversely affects the rights of the Restricted Stockholders, then the prior written consent of a majority of the Shares held by such Restricted Stockholders shall be required to approve such amendment.

WHEREAS, the Board has approved the amendment attached hereto as EXHIBIT A (the “Amendment”);

WHEREAS, CODI and Madison hold more than 50% of the voting power of all issued and outstanding Shares;

WHEREAS, CODI is the Majority Stockholder and is a Stockholder;

WHEREAS, Madison is a Stockholder;

WHEREAS, Robert C. Fox, Jr. holds a majority of the Shares held by the Restricted Stockholders; and

WHEREAS, the Company, CODI and Madison desire to amend the Agreement as set forth in the Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Robert C. Fox, Jr., as the holder of a majority of the Shares held by the Restricted Stockholders, hereby approves, authorizes and consents to the Amendment.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the date first above written.

/s/ Robert C. Fox, Jr.
Robert C. Fox, Jr.

EXHIBIT A

AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT (this “Amendment”) is made as of June     , 2013, by and among Fox Factory Holding Corp., a Delaware corporation (the “Company”), Compass Group Diversified Holdings LLC, a Delaware limited liability company (“CODI”), and Madison Capital Funding Co-Investment Fund LP, as assignee of Madison Capital Funding LLC, a Delaware limited liability company (“Madison”). Capitalized terms used and not otherwise defined herein shall have their respective meanings as set forth in that certain Stockholders’ Agreement, dated as of January 4, 2008, by and among the Company, CODI, Madison, Robert C. Fox, Jr., each of the other stockholders listed on the signature pages thereto and any Additional Holders (the “Agreement”).

RECITALS

WHEREAS, the Company, CODI, Madison and certain other stockholders of the Company are parties to the Agreement;

WHEREAS, Section 6.5 of the Agreement provides that the Agreement may be amended, in whole in part, only by the affirmative vote or written consent of (i) the Company, with approval of the Board, (ii) Stockholders holding more than 50% of the voting power of all issued and outstanding Shares, (iii) for so long as the Majority Stockholder or any Affiliate thereof is a Stockholder, the Majority Stockholder, and (iv) for so long as Madison is a Stockholder and the amendment modifies Sections 2.3, 2.4, 2.6, 2.7 or 6.5, Madison;

WHEREAS, the Board has approved this Amendment;

WHEREAS, CODI and Madison hold more than 50% of the voting power of all issued and outstanding Shares;

WHEREAS, CODI is the Majority Stockholder and is a Stockholder;

WHEREAS, Madison is a Stockholder; and

WHEREAS, the Company, CODI and Madison desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Amendment. The Agreement is hereby amended as follows:

(a)	Section 2.6(c) of the Agreement, which sets forth certain circumstances under which the restrictions in Section 2 of the Agreement terminate, is amended and restated in its entirety to read as follows:

“(c) immediately upon the Company becoming subject, in connection with an effective Securities Act registration statement or otherwise, to the reporting requirements of the Securities Exchange Act of 1934, as amended; provided that if the Company becomes subject to such reporting requirements in connection with an effective Securities Act registration statement, such Securities Act registration statement covers the offer and sale of Shares of which the aggregate net proceeds attributable to sales for the account of the Company exceed $20,000,000, and in connection with a public offering pursuant to any such Securities Act registration statement, the Stockholders shall, to the extent requested by the Company, enter into customary lock-up agreements in such form as is generally required from company insiders by the lead underwriter in such offering; or”

(b)	In order to exclude from preemptive rights the exchange of non-voting common stock for voting common stock, a new clause (v) is hereby added to the definition of “Excluded Issuances” in Section 2.7(c) of the Agreement as follows:

“or (v) pursuant to an exchange of shares of non-voting Common Stock for shares of voting Common Stock.”

(c)	In order to terminate the entire Agreement immediately upon the Company becoming subject, in connection with an effective Securities Act registration statement or otherwise, to the reporting requirements of the Securities Exchange Act of 1934, as amended, a new Section 6.14 is hereby added to the Agreement as follows:

“6.14    Termination. Upon the termination of the restrictions imposed by Section 2 of this Agreement pursuant to Section 2.6(c) of this Agreement, this Agreement shall terminate in its entirety.”

2.	Ratification; Continuing Effectiveness. Except as expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be deemed an amendment to the Agreement and shall become effective when executed and delivered by the Company, CODI and Madison, as provided under Section 6.5 of the Agreement. Upon the effectiveness of this Amendment, all references in the Stockholders Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Agreement, as modified by this Amendment.

3.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law of such State.

4.

Successors; Assigns. Except as otherwise expressly provided herein, this Amendment shall be binding upon and inure to the benefit of the Majority Stockholder, its successors and permitted assigns, and the Restricted Stockholders, their heirs, personal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall be construed as granting any Stockholder the right to transfer his, her or its Shares except as expressly provided in this Amendment or the Agreement.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Any party may execute this Amendment by electronic signature (including facsimile or scanned email), and the other parties will be entitled to rely on such signature as conclusive evidence that this Amendment has been duly executed by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT as of the date first above written.

FOX FACTORY HOLDING CORP.

By:

Name:

Title:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:

Name:

Title:

MADISON CAPITAL FUNDING CO-INVESTMENT FUND LP
By:	MCF CO-INVESTMENT GP LP, its general partner
By:	MCF CO-INVESTMENT GP LLC, its general partner
By:	MADISON CAPITAL FUNDING LLC, its member

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Stockholders’ Agreement]